EXHIBIT 21

                  SUBSIDIARIES OF STANDARD MOTOR PRODUCTS, INC.

                                                                       Percent
                                                 State or             of Voting
                                                 Country of           Securities
Name                                             Incorporation          Owned
-------------------------------------------      -------------        ---------

SMP Motor Products Limited                       Canada                  100
Motortronics, Inc.                               New York                100
Stanric, Inc. (1)                                Delaware                100
Mardevco Credit Corp. (2)                        New York                100
Standard Motor Products (Hong Kong) Limited      Hong Kong               100
Industrial & Automotive Associates, Inc.         California              100
Four Seasons Europe S.A.R.L.                     France                  100
Standard Motor Products Holdings Limited         England and Wales       100
Eaglemotive Corporation                          Delaware                100
Standard Motor Products de Mexico,
  S. De R.L. De C. V. (3)                        Mexico                  100
Four Seasons Italy S.R.L.                        Italy                   100
SMP Real Estate LLC                              Delaware                100


All of the subsidiaries are included in the consolidated financial statements of Standard Motor Products, Inc.

(1)   Mardevco Credit Corp. owns 12.7% of Stanric, Inc.
(2)   Stanric Inc. owns 14.9% of Mardevco Credit Corp.
(3) Standard Motor Products, Inc. owns 49,999 shares and Motortronics, Inc. owns 1 share of Standard Motor Products de Mexico, S. De R.L. De C.V.